                                                                  Exhibit (b)(1)

                           [LETTERHEAD OF BANK ONE]


                                                                 August 13, 1997

Bucyrus International, Inc.
1100 Milwaukee Avenue
South Milwaukee, Wisconsin  53172

Attention:  Daniel J. Smoke
            Vice President & Chief Financial Officer

Re:  Senior Secured Revolving Credit Facility

Dear Sirs:

You have advised Bank One, Wisconsin ("Bank One") that Bucyrus International, Inc., a Delaware corporation (the "Borrower") intends: (i) to refinance certain outstanding indebtedness and (ii) to obtain financing for working capital and general corporate purposes (together, the Transaction).

In connection with the Transaction, you have requested that Bank One commit to provide to the Borrower a Senior Secured Revolving Credit Facility in an Aggregate principal amount of $75,000,000 (the "Revolving Credit Facility"), of which up to $25,000,000 will be available as a letter of credit facility. We understand that simultaneous with this financing, American Industrial partners will be raising $150,000,000 of new unsecured high yield debt and investing $143,000,000 in equity to obtain 100% ownership of the Borrower.

Accordingly, subject to the terms and conditions set forth below, Bank One hereby agrees with you as follows:

      1. Commitment. Bank One hereby commits to provide to the Borrower the entire Aggregate Revolving Loan Commitment for the Revolving Credit Facility upon the terms and subject to the conditions set forth or referred to herein (this letter being sometimes referred to as the "Commitment Letter"), in the fee letter (the "Fee Letter") dated the date hereof and delivered to the Borrower, and in the Summary of Terms and Conditions attached hereto as Exhibit A (the "Term Sheet"). Except as otherwise defined herein, terms which are defined in the Term Sheet (including "Aggregate Revolving Loan Commitment" and "Revolving Credit Facility") shall have the Same meanings when used in this letter as are ascribed to them in the Term Sheet.

2.      Syndication. Bank One Capital Markets ("BOCM"), a division of Banc One
        -----------
        Corporation, shall have the exclusive right and intends, prior to or after the execution of definitive documentation of the Revolving Credit Facility, to syndicate a portion of the Aggregate Revolving Loan commitment to one or more financial institutions (Bank One and such financial institutions being referred to herein as the "Lenders") that will become parties to the definitive credit documentation for the Revolving Credit Facility. In that connection, promptly following your acceptance of this commitment, BOCM will commence the syndication of the Revolving Credit Facility to such Lenders. The Borrower agrees that no Lender will receive compensation outside the terms contained herein and in the Fee Letter referred to below in order to obtain its commitment to participate in the Revolving Credit Facility. It is understood and agreed that the amount and distribution of the fees referred to herein among the Lenders and to the Agent will be as described in the Fee Letter. It is understood and agreed that BOCM will manage all aspects of the syndication, including, without limitation, decisions as to the selection of potential Lenders to be approached and when they will be approached, when their commitments will be accepted, which Lenders will participate (which decisions will be made after consultation with the Borrower), any naming rights (including the naming of co-agents, subject to your reasonable approval) and the final allocations of the Aggregate Revolving Loan Commitment among the Lenders (which are likely not to be equal among all lenders).

        You agree actively to assist BOCM in achieving a timely syndication that is satisfactory to BOCM. The syndication efforts will be accomplished by a variety of means, including direct contact during the syndication between senior management (including, but not limited to, the chief executive officer, chief financial officer and treasurer of the Borrower) and advisors and affiliates of the Borrower on the one hand and the proposed syndicate Lenders on the other hand. To assist BOCM in its syndication efforts, you agree that you will, promptly, upon BOCM's request, (a) provide, and cause your affiliates and advisors to provide, to BOCM all information reasonably deemed necessary by BOCM to complete successfully the syndication, including but not limited to, information and projections (including, without limitation, any updated projections requested by BOCM) prepared by you or on your behalf relating to the Transaction and (b) assist, and to cause your affiliates and advisors to assist, BOCM in the preparation of a confidential information memorandum and other marketing material to be used in connection with the syndication, including making available representatives of the Borrower and its subsidiaries.

3.   Fees.  As consideration for Bank One's commitment hereunder and BOCM's
     ----
     agreement to arrange, manage, structure and syndicate the Revolving Credit Facility you agree to pay to Bank One the Fees as set forth in the Term Sheet and in the Fee Letter. You agree that, once paid, such fees and any part thereof shall be nonrefundable under any and all circumstances and regardless of whether the Transaction or borrowings contemplated hereby are consummated.

4.   Conditions. Bank One's commitment hereunder is subject to the negotiation,
     ----------
     execution and delivery of definitive documentation with respect to the Revolving Credit Facility satisfactory in respects to Bank One and its counsel. Such definitive documentation shall reflect the terms and conditions set forth herein and in the Term Sheet and contain such other indemnities, covenants, representations and warranties, events of default, conditions precedent, security arrangements and other terms and conditions as are satisfactory to Bank One and the Borrower. Those matters that are not covered by or made clear under the provisions hereof or of the Term Sheet are subject to the approval and agreement of Bank One and Borrower (it being understood that the terms and conditions of the definitive documentation with respect to the Revolving Credit Facility shall not be inconsistent with the terms and conditions set forth herein or in the Term Sheet).

     The commitments of Bank One and BOCM hereunder is also subject to (a) there not having occurred or becoming known any material adverse change or prospective material adverse change in the business, assets, liabilities (contingent or otherwise), operations, condition (financial or otherwise), solvency, prospects or material agreements of the Borrower and its subsidiaries or The Marion Power and Shovel Company and its subsidiaries, taken as a whole, since June 30, 1997, (b) there not having occurred and continuing a material disruption of or material adverse change in financial, banking or capital market conditions generally since the date hereof that, individually or in the aggregate, in the judgement of BOCM, would have a material adverse effect on the successful syndication of the Revolving Credit Facility and (c) the satisfaction of the other terms and conditions set forth or referred to herein (including, without limitation, those set forth in paragraphs 2 and 5) and in the Term Sheet.

     The commitments of Bank One and BOCM hereunder is based upon the accuracy and completeness of the financial and other information provided to us by or on behalf of the Borrower and is subject to Bank One and BOCM being afforded the opportunity to complete the remainder of its customary due diligence investigations. If the ongoing due diligence investigation discloses information, or Bank One or BOCM otherwise discovers information not previously disclosed to it, that Bank One or BOCM believes has had or could have, individually or in the Aggregate, a materially adverse impact on the business, assets, liabilities (contingent or otherwise) operations, condition (financial or otherwise), solvency, prospects or material agreements of the Borrower and its subsidiaries, taken as a whole, then (a) Bank One shall be entitled to decline to participate in the financing contemplated herein or (b) BOCM may, in its sole discretion, suggest alternative financing amounts or structures that ensure adequate protection for Bank One and the other Lenders.

5.   Information and Investigations. You hereby represent and covenant the (a)
     ------------------------------
     all information and data (excluding financial projections) concerning the Borrower, its subsidiaries, the Transaction and the credit transactions contemplated hereby (the "information") that have been made or will be prepared by or on behalf of you or any of your affiliates or authorized representatives or advisors and that have been or will be made available to Bank One and BOCM by you or on your behalf in connection with the transactions contemplated hereby is and will be complete and correct in all material respects and does not and will not, taken as a whole, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements are made and (b) all financial projections concerning the Borrower, its subsidiaries, the acquisition of the Marion Power and Shovel Company, and the credit transactions contemplated hereby (the "Projections") that have been prepared by or on behalf of you or any of your affiliates or authorized representatives and that have been or will be made available to Bank One and BOCM by you or on behalf of you or any of your affiliates or authorized representatives or advisors in connection with the transactions contemplated hereby have been and will be prepared in good faith based upon assumptions believed by you to be reasonable. You agree to supplement the information and the Projections from time to time until the closing of the Revolving Credit Facility and, if requested by BOCM, for a reasonable period thereafter necessary to complete the syndication of the Revolving Credit Facility so that the representation and covenant in the preceding sentence remains correct. In arranging the Revolving Credit Facility, including the syndication of the Revolving Credit Facility, Bank One and BOCM will be using and relying primarily on the Information and the Projections without independent check or verification thereof.

6.   Indemnification. By executing this Commitment Letter, you agree to
     ---------------
     indemnify and hold harmless Bank One, BOCM, and each of the other Lenders and their respective officers, directors, employees, affiliates, agents and controlling persons (each such person being an Indemnified Party") from and against any and all losses, claims, damages and liabilities, joint or several, to which any such Indemnified Party may become subject arising out of or in connection with or relating to this Commitment Letter, the Fee Letter, the Term Sheet, the Revolving Credit Facility, the use of proceeds of any such loan, the Transaction or any related transaction and the performance by Bank One and BOCM of the services contemplated by this Commitment Letter and will reimburse any Indemnified Party for any and all expenses (including Counsel fees and expenses) as they are incurred in connection with the investigation of or preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by or on behalf of the Borrower. The Borrower will not be liable under the foregoing indemnification provision to an Indemnified Party to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court of competent jurisdiction to have resulted solely from such Indemnified Party's bad faith or gross negligence.

        In the event that an Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf or against the Borrower or any affiliate of the borrower in which such Indemnified Party is not named as a defendant, the Borrower agrees to reimburse Bank One and BOCM for all expenses incurred by it in connection with such Indemnified Party's appearing and preparing to appear as such a witness, including, without limitation, the fees and disbursements of its legal counsel.

7.      Costs and Expenses. By executing this Commitment Letter, you agree to
        ------------------
        reimburse Bank One and BOCM from time to time, upon demand for all reasonable out-of-pocket expenses (including, without limitation, expenses of due diligence investigation, syndication expenses, appraisal expenses, Field examination expenses, audit expenses, travel expenses, and the reasonable fees, disbursements and other charges of counsel) incurred in connection with the Revolving Credit Facility and the preparation of this Commitment Letter, the Term Sheet, the Fee Letter, and the negotiation and preparation of the Definitive documentation for the Revolving Credit Facility and the security arrangements in connection therewith.

8.      Termination. This Commitment shall expire automatically on October 30,
        -----------
        1997 unless closing has occurred on or prior to that date. Not withstanding the foregoing, the compensation, reimbursement, indemnification and confidentiality provisions hereof and of the Term Sheet and the Fee Letter shall survive any termination of this Commitment Letter of Bank One and BOCM's commitment hereunder.

     9.    Governing Law. This Commitment Letter shall be governed by, and
           -------------
           construed in accordance with, the laws of the State of Wisconsin (without regard to principles of conflicts of law).

     10.   Waiver of Jury Trial. The borrower, Bank One, and BOCM waive all
           --------------------
           right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of any of the transactions contemplated by this Commitment Letter, or the performance by Bank One and BOCM of the services contemplated by, this Commitment Letter.

Please indicate your acceptance of the terms hereof and of the Fee Letter by signing in the appropriate space below and in the Fee Letter and returning to Bank One the enclosed duplicate original of the Commitment Letter and the Fee Letter not later than the close of business on August 22, 1997 at which time the commitments of Bank One and BOCM hereunder will expire in the event Bank One has not received such executed duplicate originals.

Very truly yours,



BANK ONE, WISCONSIN

By: /s/William E. Shaw
    ------------------------------
Name:  William E. Shaw
Title: Vice President


BANK ONE CAPITAL MARKETS

By:
    ------------------------------
Name:
Title:


BUCYRUS INTERNATIONAL, INC.

By: /s/D. J. Smoke
    ------------------------------
Name:  D. J. Smoke
Title: VP & CFO

                                   EXHIBIT A
                         SUMMARY TERMS AND CONDITIONS
                         ----------------------------

Terms defined in the Commitment Letter to which this Summary of Terms and Conditions is attached shall have the same meanings herein as ascribed to such terms in the Commitment Letter.


BORROWER:                  Bucyrus International, Inc. (the "Borrower").

GUARANTORS:                All direct and indirect domestic subsidiaries of the
                           Borrower./1/

ADMINISTRATIVE AGENT:      Bank One, Wisconsin ("Bank One" or the "Agent").

SYNDICATION AGENT:         Banc One Capital Markets, a division of Banc One
                           Corporation, will manage the syndication including
                           invitations and the timing of offers to potential
                           Lenders (after consultation with the Borrower), the
                           amounts offered to potential lenders and the
                           acceptance of commitments and final allocation
                           amounts.

LENDERS:                   Bank One and a syndicate of banks (the "Lenders").

FACILITY STRUCTURE:        A Senior Secured Revolving Credit Facility (the
                           "Revolving Credit Facility").

MATURITY DATE:             Three years from closing (the "Revolver Termination
                           Date"); provided that the Borrower may request, at
                           least 60 days before each annual anniversary of the
                           closing, that the Revolver Termination Date be
                           extended by 12 months and the Lenders, in their sole
                           discretion, may agree to the requested extension of
                           the Revolver Termination Date.

AGGREGATE AMOUNT
OF FACILITY:               Up to $75,000,000 ("Aggregate Revolving Loan
                           Commitment") with a $25,000,000 sublimit for Standby
                           Letters of Credit.

BANK ONE'S COMMITMENT:     Up to $75,000,000.

USE OF PROCEEDS:           Initial Funding: To the extent necessary, (i) to
                           refinance certain outstanding indebtedness and
                           letters of credit; and (iii) for general corporate
                           purposes.

                           Subsequent Advances: The Borrower may reborrow for general corporate purposes any principal amounts which have been borrowed and repaid.

--------------------------------------------------------------------------------
/1/     The Borrower's obligations to the Lenders shall be unconditionally guaranteed by all material (as determined by Agent) domestic subsidiaries of Borrower.

AVAILABILITY:                     Advances under the Revolving Credit Facility
                                  and issuance of Letters of Credit (as defined
                                  herein) shall be limited by a Borrowing Base
                                  which shall be:
                                  1) 80% of "Qual. N. American Accounts
                                     Receivable"/2/, plus
                                  2) 50% of "Qual. Domestic Finished Goods and
                                     Raw Materials Inventory"/3/, plus
                                  3) 30% of "Qual. Domestic WIP Inventory"/3/
                                     reducing to 25% at the end of the first
                                     year, 20% at the end of the second year and
                                     15% at the end of the third year, plus
                                  4) 80% of the Orderly Liquidation Value/4/ of
                                     the Borrower's Machinery and Equipment
                                     (with such amount reducing quarterly on the
                                     basis of a seven year straight line
                                     amortization). On a quarterly basis,
                                     Borrower shall be permitted to add Fixed
                                     Asset purchases during the prior 3-month
                                     period to the borrowing base with such
                                     additions subject to an 80% advance rate
                                     and amortized over seven years; minus
                                  5) A reserve for interest under Borrower's
                                     Senior Notes equal to one semi-annual
                                     interest payment at all times.
LETTER OF CREDIT SUB-
FACILITY AVAILABILITY:            All Letters of Credit to support trade credit,
                                  liabilities for borrowed money (including
                                  leases), or worker's compensation claims
                                  ("Financial Letters of Credit"), and Letters
                                  of Credit for bid, performance or to support
                                  advance payments from customers ("Nonfinancial
                                  Letters of Credit") shall be subject to the
                                  borrowing base formula covering Advances
                                  described above, subject to the aggregate
                                  sublimit for Letters of Credit of $25,000,000.
INTEREST RATES:                   The Borrower will have the option to elect the
                                  interest rate applicable to advances under the
                                  Revolving Credit Facility in accordance with
                                  the following:
                                  1) Base Rate, (defined as the higher of
                                     Agent's Reference Rate as announced
                                     publicly from time to time changing when,
                                     and if, such rate changes or Fed Funds plus
                                     1/2% p.a.) plus the Applicable Margin
                                     (initially 0.50%); or
                                  2) Adj. LIBOR plus the Applicable Margin
                                     (initially 2.75%). Interest shall be
                                     computed for the actual number of days
                                     principal is unpaid, on a 360-day year
                                     basis. The Applicable Margins are based on
                                     the Borrower's Total Funded Debt/EBITDA
                                     ratio, adjusted on (a) the first business
                                     day of the month after receipt by the Agent
                                     of the Borrower's March 31, 1998 financial
                                     statements financial statements and (b)
                                     annually thereafter each March 31
                                     (hereafter referred to as "Margin
                                     Adjustment Dates") as follows:
--------------------------------------------------------------------------------
2    Trade accounts receivable owed to the Borrower in which the Agent has a perfected, first priority security interest. The Credit Agreement will define which of those accounts receivable are qualified and will exclude, without limitation, Progress Billings, accounts classified as "Claim" status by Borrower and accounts more than 61 days past due.
3    Inventory located in the United States owned by the Borrower in which the
Agent has a perfected, first priority security interest. The Credit Agreement will define which inventory is qualified and will exclude obsolete or returned inventory.
4    As determined by the machinery and equipment appraisal previously provided to the Agent. Fixed assets will be eligible for inclusion in the borrowing base only if the Agent has a perfected, first priority interest therein.

                                       Adjusted            Base Rate    LIBOR
                                  Funded Debt/EBITDA/5/     Margin      Margin
                                  ---------------------    ---------    ------
                                     0.00 - 2.74            0.00%        1.50%
                                     2.75 - 3.24            0.00%        1.75%
                                     3.25 - 3.49            0.00%        2.00%
                                     3.50 - 3.99            0.50%        2.25%
                                     4.00 - 4.49            0.50%        2.50%
                 greater than or equal to 4.50              0.50%        2.75%

                        Interest rate shall commence at the highest Applicable Margin for a period commencing on the closing date through the first business day of the month after receipt by the Agent of the Borrower's March 31, 1998 financial statements after which the Interest rates may change. After default (whether by acceleration or otherwise), the unpaid balance shall bear interest at 2.50% in excess of the Base Rate.

INTEREST PERIODS:       Interest periods for LIBOR Rate loans shall be 1, 2, 3,
                        or 6 months.

INTEREST PAYMENTS:      Interest shall be payable on the last day of each
                        interest period for LIBOR Rate Loans. If the interest period is 6 months, interest shall be payable at the end of three months and on the last day of the interest period. Interest on Base Rate Loans shall be payable on the last business day of the month.

STANDBY LETTERS OF
CREDIT: The issuance of Standby Letters of Credit will reduce the Revolver Credit Facility availability and will be priced at 50% of the applicable LIBOR interest rate spread in the case of Non-financial Letters of Credit and 100% of the applicable LIBOR spread in the case of Financial Letters of Credit.

LETTER OF CREDIT
PAYMENT DATES:          The accrued fees on the daily average amount available
                        for drawing under all outstanding Letters of Credit shall be payable on the last business day of the month in arrears.

CONTRACTUAL FEES:
   Commitment Fee:      1/2 of 1% per annum of the unused portion for the period
                        commencing upon the closing date. The Commitment Fee shall be non-refundable and will be payable quarterly in arrears, calculated the basis of actual number of days elapsed in a year of 360 days.

        Legal Fees:     For the account of the Borrowers.

        Audit Fees:     For the account of the Borrowers.

        Other Fees:     As set forth in the Fee Letter.

_______________________________________________________________________________
/5/     The ratio of Adjusted Funded Debt to EBITDA shall be determined based upon the audited consolidated financial statements of the Borrower for the fiscal year immediately preceding the Margin Adjustment Date; provided, however, that the Adjusted Funded Debt to EBITDA ratio for the initial Margin Adjustment Date (March 31, 1998) shall be based upon Borrower's consolidated financial results for the period from October 1, 1997 through March 31, 1998, annualized.

MINIMUM DRAWDOWN:          Drawdowns shall be in minimum amounts of $500,000 for
                           Base Rate draws (increments of $100,000 thereafter);
                           and $1,000,000 for LIBOR Rate draws (increments of $500,000 thereafter).

OPTIONAL PREPAYMENT:       LIBOR loans may not be prepaid prior to the end of an
                           interest period. Base Rate loans may be prepaid at any time upon one business days notice to the Agent.

REDUCTION OF
COMMITMENT:                The Commitment may be reduced in increments of at
                           least $2,000,000 at any time on three (3) business days' notice.

MANDATORY
PREPAYMENTS:               75% of the net proceeds received from the events
                           listed below shall be applied to prepay the principal of Revolving Loans and the Aggregate Revolving Loan
                           Commitment shall be reduced by the same amount.
                           a. The sale of material assets (excluding (i) proceeds received from the sale of surplus assets resulting from the acquisition of the Marion Power
                           Shovel Company ("Marion"), (ii) proceeds received from the sale of surplus or obsolete assets relating to the Company's plant modernization program, (iii) proceeds reinvested in replacement fixed assets within 270 days of receipt and (iv) proceeds of up to $1,500,000 received during any 12-month period);
                           b. Issuance of equity securities; provided, however, (excluding (i)) equity provided to Borrower by American Industrial Partners ("AIP") to support an acquisition or internal expansion and (ii) the issuance of equity securities to employees in connection with employee incentive compensation plans).

SECURITY:                  The Revolving Credit Facility will be secured by a
                           1st priority perfected security interest on all receivables, inventory, equipment, furniture, fixtures and all other tangible and intangible personal property of the Borrower and its domestic subsidiaries, subject to customary permitted liens.
                           All real property of the Borrower will be subject to a negative pledge.

                                The Facility will be secured by a first priority
                           perfected pledge of the capital stock of all domestic subsidiaries and a first priority perfected pledge of 65% of the capital stock of all foreign subsidiaries. There will be a negative pledge on all assets (subject to liens securing Permitted Senior Liabilities for borrowed money) and non-pledged stock of the foreign subsidiaries.

                                Advances by the Borrower to its Domestic
                           Subsidiaries shall be evidenced by notes and secured by a junior security interest in the assets of the Subsidiaries. Such notes shall be pledged to the Agent and such security interests shall be assigned to the Agent.

REPRESENTATIONS AND
WARRANTIES:                Customary for transactions of this type, including
                           but not limited to each of the following with respect to the Borrower and each of its Material
                           Subsidiaries:
                           a.   Corporate Existence and Authority;
                           b.   Binding Effect;
                           c.   Financial Information;
                           d.   No Material Adverse Change;
                           e.   Compliance with Laws, including environmental
                                and ERISA;
                           f.   Payment of Taxes;
                           g.   Absence of Litigation;
                           h.   Absence of Default;
                           i.   Title to Assets.

CONDITIONS PRECEDENT:             Customary for a senior secured Revolving
                                  Credit Facility of this nature, including but
                                  not limited to:
        First Advance:            a. Completion of Asset Based Lending (ABL)
                                  field exam performed by the ABL unit of Arthur
                                  Andersen together with a representative from Bank One's ABL group (the "ABL Field Exam");
                                  b. Accuracy of Representations and Warranties;
                                  c. Absence of an Event of Default;
                                  d. Negotiation and execution of documentation
                                     for the Revolving Credit Facility
                                     satisfactory to the Agent and Lenders,
                                     including modifications (if any) to the
                                     Borrowing Base described herein resulting from the ABL Field Exam and provisions relating to a violation of an ABL Trigger Covenant (including, but not limited to: periodic ABL field exams, dominion over cash, and other customary ABL controls);
                                  e. No material adverse change in the financial
                                     condition, assets, nature of the assets,
                                     operations or prospects of the Borrower, Marion and other material Subsidiaries.
                                  f. Issuance of the proposed Senior Notes
                                     financing in the amount of $150,000,000
                                     with terms and conditions reasonably
                                     satisfactory to the Agent and Lenders,
                                     including without limitation the following:
                                     i)     Minimum seven year term (bullet
                                            amortization);
                                     ii)    Semi-annual interest payments;
                                     iii)   No limitation on liens securing the
                                            Revolving Credit Facility or
                                            interest swaps and foreign exchange
                                            contracts provided to Borrower (or a
                                            subsidiary of Borrower) by the
                                            Lenders (or any affiliate of a
                                            Lender);
                                     iv)    No financial covenants;
                                     v)     Minimum 30 day grace period for
                                            interest payment defaults;
                                     vi)    No cross-default with the Revolving
                                            Credit Facility other than a default
                                            caused by a payment default under
                                            the Revolving Credit Facility; and
                                     vii)   Borrower shall be permitted to
                                            borrow up to and incur up to the
                                            greater of (1) $75,000,000 or (2)
                                            85% of the net book value of
                                            accounts receivables and 60% of the
                                            net book value of total inventory of
                                            senior secured indebtedness at any
                                            time without the prior approval of
                                            the holders of the Senior Notes;
                                  g.  An equity infusion (after giving effect to
                                      the cash merger and any related
                                      proceedings) provided by a fund managed by American Industrial Partners (AIP) in an amount at least equal to $143,000,000.
                                  h.  Consummation of the acquisition of Marion
                                      for no more than $42,000,000; and the
                                      acquisition of at least 51% of the shares of the Borrower under the AIP tender offer. All fees incurred in connection with the acquisition of Marion and the AIP tender offer shall not exceed $18,000,000.
                                  i.  Repayment of certain existing
                                      Indebtedness, including indebtedness held by Jackson National Life Insurance Co. and PPM America Special Investments Fund, L.P.

        Subsequent Advances:      a.  Absence of Default;
                                  b.  No Material Adverse Change; and
                                  c.  Notice of Borrowing.

COVENANTS:                        This commitment is subject to negotiation of
                                  covenants satisfactory to the Agent and
                                  Lenders. These shall be customary for a
                                  senior secured Revolving Credit Facility of this type, including but not limited to:

AFFIRMATIVE COVENANTS:            a.  Financial Reporting;
                                  b.  Payment of Taxes;
                                  c.  Corporate Existence;
                                  d.  Maintenance of Properties;
                                  e.  Compliance with laws, including
                                      environmental, ERISA and CERCLA;
                                  f.  Maintenance of ownership;
                                  g.  Payment of debt;
                                  h.  Compliance Certificates;
                                  i.  Monthly Borrowing Base Certificates
                                      together with an accounts receivable aging report, inventory recap, and accounts payable report, all in form satisfactory to Agent;
                                  j.  SEC Reports and Filings;
                                  k.  Maintenance of Insurance;
                                  l.  Use of Proceeds;
                                  m.  Maintenance of existing lockbox accounts
                                      at Bank One, Wisconsin and Bank One,
                                      Texas.

FINANCIAL COVENANTS:              a. Maximum Total Funded Debt/EBITDA (to be
                                     used for pricing matrix under "Interest
                                     Rates" above);
                                  b. Minimum Fixed Charge Coverage;
                                  c. Minimum EBITDA to Interest Coverage;
                                  d. Minimum Net Worth.

                                  The Financial Covenants reflected in clauses
                                  a. through c. above shall include ABL Trigger levels in addition to the "Default" levels. The "Default" and "ABL Trigger" levels shall be set at levels to be negotiated, and the definitions are contained in the July 25, 1997 draft of the Credit Agreement among Borrower, Bank One, as Agent and Letter of Credit Issuing Bank, The Bank of Nova Scotia, as Documentation Agent and the other financial Institutions party thereto/6/.

NEGATIVE COVENANTS:               a.  Restriction on Additional Indebtedness;
                                      Guaranties;
                                  b.  Restricted Payments;
                                  c.  Negative Pledge;
                                  d.  Limitation on Investments;
                                  e.  Limitation on Mergers, Acquisitions,
                                      Divestitures;
                                  f.  Judgments; and
                                  g.  Sale of Assets.


--------------------------------------------------------------------------------
6    Provided however, that direct loans and L/Cs issued under the Revolving
Credit Facility shall be calculated on an average basis for determining Adjusted Funded Debt.

EVENTS OF DEFAULT:              Customary for a senior secured Revolving Credit
                                Facility, including but not limited to:
                                a. Failure to pay principal, interest, or fees
                                   when due;
                                b. Noncompliance with covenants;
                                c. Any representation or warranty shall prove to
                                   be incorrect, false or misleading in a
                                   material respect when made;
                                d. Insolvency; Bankruptcy;
                                e. Cross default to other indebtedness;
                                f. Judgments; and
                                g. Change in Control.

INCREASED COST/CHANGE
OF CIRCUMSTANCES:               The Credit Agreement will contain customary
                                provisions protecting the Lenders in the event of unavailability of funding, illegality, capital adequacy requirements, increased costs, and funding losses.

INDEMNIFICATIONS:               The Borrower will indemnify the Agent and the
                                Lenders against all losses, liabilities, claims, damages, or expenses relative to their loans, the Borrower's use of loan proceeds, or the commitments, including but not limited to legal fees and settlement costs whether or not the transaction contemplated hereby is consummated.

TRANSFERS:                      Banks may sell assignments of up to a To Be
                                Determined % of their Commitments and Loans. Any assignment (other than during the existence of an Event of Default) is subject to Borrower's approval. Participations may be granted in any amount with voting rights limited to changes in interest rate, maturity of the Loans, and amount of Commitments.

EXPENSES:                       The Borrower will pay all reasonable legal and
                                other out-of-pocket expenses of the Agent
                                (including the allocated costs of internal ABL field exams) related to this transaction, expenses associated with the ABL Field Exam, any subsequent ABL field exams performed by the Agent, waivers and amendments.

GOVERNING LAW:                  State of Wisconsin

ANTICIPATED CLOSING DATE:       No later than October 31, 1997